                                                                     Exhibit 16


                                                 [Grant Thornton LLP Letterhead]



September 8, 2000


U.S. Securities and Exchange Commission
450 Fifth Street
Washington, DC 20549

       RE: Imtek Office Solutions, Inc.
           (File No. 33-24464-NY)
           Form 8-K Filed August 31, 2000

Dear Sir/Madam:

We were previously the principal auditors for Imtek Office Solutions, Inc. and subsidiaries ("Imtek" or the "Company"). In a letter dated August 10, 2000 we notified Imtek of our decision to resign as auditors. Because of the uncertainties explained below, we also advised the Company of our withdrawal of our auditors' reports on the consolidated balance sheets as of June 30, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended June 30, 1999 and the nine-month period ended June 30, 1998. The Company filed its Form 8-K on August 31, 2000 and provided us a copy subsequent to filing. We have read Item 4 of that Form 8-K and believe it should be supplemented and, in part, amended as follows:

We disagree with the statements made in the fourth paragraph of Item 4(a). We repeatedly requested, but never received, information and documents regarding the alleged defalcation and the Company's litigation and related settlement. Without that information and those documents, we remain unable to conclude as to the need for restatement of the Company's financial statements. We withdrew our opinion on the financial statements in part because of the Company's statement in its letter to the stockholders that "... the Company believes that it will be appropriate to restate its financial statements for its fiscal years ending June 30, 1998 and 1999 and for the quarter ended September 30, 1999." We were asked to comment on two preliminary drafts of the letter to stockholders filed with the Commission on June 1, 2000. We were, however, not shown a copy of the letter in final form. Further, management represented to us that the letter would not be finalized, nor would it be included in a filing with the Securities and Exchange Commission, until after we had received the requested information and considered its impact on the financial statements.

U.S. Securities and Exchange Commission
September 8, 2000
Page 2


We also disagree with statements made in the fifth paragraph of Item 4(a). The only communication we know of disputing our invoices was the disclosure in the Company's Form 8-K filed on August 31, 2000. In fact, as recently as approximately July 10, 2000, management represented that they were attempting to make payment to us. The Company's Form 8-K appears to imply that the withdrawal of our report was directly related to a dispute over unpaid fees. This was not a consideration in our decision to withdraw our reports and resign as the Company's auditors.

Very truly yours,

Grant Thornton LLP

/s/ Arthur E. Flach
-------------------
Arthur E. Flach
Managing Partner

AEF/sw